Exhibit 7.1

Joint Filing Agreement

The undersigned agree that this Schedule 13D, and any amendments hereto, relating to the Ordinary Shares of the Issuer shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13D.

Date: February 14, 2020

	By:	/s/ Xuezhu Wang
	Name:	Xuezhu Wang

Happy Group Inc.

By:	/s/ Xuezhu Wang
Name:	Xuezhu Wang Sole Director